Exhibit 99.1

Southern Trust Securities Holding Corp. Becomes Public Reporting Company and Converts Preferred Stock to Common

Miami –  July 2/ (BUSINESS WIRE) – Southern Trust Securities Holding Corp. (“STS”) (Pink Sheets: SOHL), a financial services holding corporation, announces that its registration statement on Form 10-SB, as amended, became automatically effective with the United States Securities and Exchange Commission on June 29, 2007, and STS is thereby a public-reporting company.

STS also announces that it converted its 313,000 shares of issued and outstanding Series A 8% Convertible Preferred Stock to 494,540 shares of common stock pursuant to a conversion ratio of 1:1.58 effective June 29, 2007. Dividend payments will be made on the Series A 8% Convertible Preferred Stock through Saturday, June 30, 2007.

Robert Escobio, the Chief Executive Officer of STS, commented, “I am pleased with our business execution.  Since the beginning of this fiscal year, our common stock has commenced trading on the Pink Sheets, we are now registered as a public-reporting company and we are adding depth to our investment banking group.  These are all key factors in the establishment of the framework to allow us to execute our long-term business strategy.”

STS, based in Coral Gables, Florida, is a holding company formed in 1998, which has two wholly owned subsidiaries: Capital Investment Services, Inc. (“CIS”) and CIS Asset Management (“CISAM”).  CIS is a registered broker dealer and investment banking firm and CISAM is a registered investment advisory services firm. CIS has been in operations since 1999.

CIS manages financial portfolios for individuals, pension funds, retirement plans, foundations, trusts and corporations. CIS offers its clients access to all major domestic and international securities and options exchanges, as well as trading in fixed income products, options, corporate, government, agencies, municipals, and emerging market debt. CIS also has an investment banking group which focuses on merger and acquisition services, private placements convertible into publicly traded shares, and private placements bridging to public offerings through reverse mergers into publicly traded shell corporations.

CISAM operates an asset management business, which manages client funds under fixed fee arrangements. CISAM personnel are also registered and licensed to advise and manage insurance products for its clients.

Forward- Looking Statements

This press release contains forward-looking statements, such as statements regarding the growth and growth strategy of STS and its subsidiaries. The forward-looking statements contained in this press release are subject to other risks and uncertainties. STS assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.

Contact:

Southern Trust Securities Holding Corp.

Robert Escobio

Chief Executive Officer

305-446-4800